Exhibit 10.52

To: Nancee R. Berger

From: West Corporation Compensation Committee

Date: February 11, 2010

Re: Exhibit A

This Exhibit A for 2010 is entered into pursuant to your Employment Agreement.

1.	Your base salary will be $600,000.

2.	Effective January 1, 2010, you will be eligible to receive a performance bonus based upon West Corporation’s EBITDA (“Compensation EBITDA”) growth in 2010. Compensation EBITDA for each quarter will be compared to the same quarter in the previous year to advance a pro-rata portion of the bonus. Each $1M increase in Compensation EBITDA for the year over 2009 Compensation EBITDA will result in a $14,040 bonus. If any portion of the bonus is advanced, 75% of the pro-rata bonus will be paid within thirty (30) days from the end of the quarter. 100% of the total bonus earned will be paid within thirty (30) days of the final determination of 2010 Compensation EBITDA.

Should Compensation EBITDA exceed $690M for the year, you will be eligible to receive $17,550 for every $1M of Compensation EBITDA above that threshold.

In the event there is a negative year-to-date profit calculation at the end of any quarter and a pro-rata portion of the bonus has been advanced in a previous quarter, “loss carry forward” will result and be applied to the next quarterly or year-to-date calculation. In the event that at the end of the year, or upon your termination if earlier, the aggregate amount of the bonus which has been advanced exceeds the amount of bonus that otherwise would have been payable for 2010 (in the absence of advances) based on the performance during 2010 (or, in the case of your termination, based on the performance during 2010 and the projection for performance for the balance of 2010 as of your termination date), then the amount of such excess may, in the discretion of the Compensation Committee, either (i) result in a “loss carry forward” which shall be applied to the quarterly or year-to-date calculation of bonus payable in subsequent periods, or (ii) be required to be paid back to the company upon such request.

3.	All objectives are based upon West Corporation operations and will not include results derived from mergers, acquisitions, joint ventures or stock buy backs except to the extent approved by West Corporation’s Compensation Committee.

4.	At the discretion of the Compensation Committee, you may receive an additional bonus based on the Company’s and your individual performance.

/s/ Nancee R. Berger
Employee – Nancee R. Berger